PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-43142
(To Prospectus dated March 11, 2009)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Wireless HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 11, 2009 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS Trust.

The share amounts specified in the table in the “Highlights of Wireless HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
CenturyTel, Inc.	CTL	2.1084	NYSE
Crown Castle International Corp.	CCI	4.0000	NYSE
Deutsche Telekom AG *	DT	18.4841	NYSE
LM Ericsson Telephone Company *	ERIC	14.8000	NASDAQ
Motorola, Inc.	MOT	41.0000	NYSE
Nokia Corp. *	NOK	23.0000	NYSE
Qualcomm Incorporated	QCOM	26.0000	NASDAQ
Research In Motion Limited	RIMM	12.0000	NASDAQ
RF Micro Devices, Inc.	RFMD	4.0000	NASDAQ
SK Telecom Co., Ltd. *	SKM	17.0000	NYSE
Sprint Nextel Corporation	S	30.7800	NYSE
United States Cellular Corporation	USM	1.0000	NYSE
Verizon Communications Inc.	VZ	17.0000	NYSE
Vivo Participações S.A.	VIV	0.7500	NYSE
Vodafone Group p.l.c. *	VOD	18.3750	NYSE
Windstream Corporation	WIN	1.1063	NYSE

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is November 3, 2009.

*  The securities of these non-U.S. companies trade in the United States as American depositary receipts.  Please see “Risk Factors” and “U.S. Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

1 Effective October 26, 2009, FairPoint Communications Inc., an underlying constituent of the Wireless HOLDRS Trust (the “Trust”), was delisted from trading on NYSE.  Pursuant to the prospectus for the Trust, if FairPoint Communications Inc. is not listed for trading on another national securities exchange, or through NASDAQ, within five business days from the date it is delisted, it shall be distributed by The Bank of New York Mellon.  The rate of distribution is 0.0032 FairPoint Communications Inc. shares per Wireless HOLDRS.  The record date and pay date for the distribution shall be November 9, 2009 and November 13, 2009, respectively.